Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-67176 and No. 333-50306) and Form S-8 (No. 333-90917, No. 333-73424 and No. 333-57405) of Symphonix Devices, Inc. of our report dated January 25, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 26, 2002